Exhibit 10.3

Atlantic Express Transportation Group Inc.

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY  10302

April 20, 2004

Domenic Gatto

136 Monmouth Road

Monroe Township, NJ 08831

Dear Domenic:

Reference is made to your fourth amended and restated employment agreement dated as of November 25, 2003 (the “Agreement”) and more specifically to Section 2.4 of the Agreement concerning your Exit Bonus.

As you know, we are in the process of completing a bond financing which will result in the issuance of penny warrants to acquire shares equal to fifteen percent (15%) of the issued and outstanding stock of Atlantic Express Transportation Corp.  This letter shall confirm that the issuance of such warrants shall not reduce the amount of your Exit Bonus. In this regard, the first sentence of Section 2.4(a) of the Agreement is amended to read as follows:

Upon the occurrence of a Change of Control at any time after the Effective Date and prior to December 31, 2010, the Company shall pay to the Executive a bonus (“Exit Bonus”) which shall be equal to the Fair Market Value (as of the date of such Change of Control) of 1.5% of the common stock (on a fully diluted basis), of either the Company or Group, whichever entity is the subject of the Change of Control (the “Base Amount).

All other terms of your employment contract remain in full force and effect without any change or modification thereto.

Very truly yours,

Atlantic Express Transportation Group Inc.
Atlantic Express Transportation Corp.

By:	/s/ PETER FRANK
Peter Frank